UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                         Date of Report: March 23, 2000


                               3Si Holdings, Inc.
             (Exact Name of Registrant as specified in its charter)


                            Wyoming 0-9358 83-0245581
            (State or other jurisdiction (Commission (I.R.S. Employer
              of incorporation) File Number) Identification Number)


                             6886 S. Yosemite Street
                               Englewood, CO 80112
               (Address of principal executive offices) (Zip Code)


                                 (303) 741-9123
              (Registrant's telephone number, including area code)

Item 1. CHANGES IN CONTROL OF REGISTRANT

         On March 16, 2000, the Registrant ("3SiH") entered into a settlement agreement with Storage Area Network, Inc. ("SAN"). 3SiH owed SAN $2,261,048 and SAN had filed suit against 3SiH to attach 3SiH's assets for the collection of that liability.

         Under the terms of the settlement, 3SiH will convert all of the $2,261,048 liability to SAN into 6,460,137 shares ("SAN's shares") of its $.01 par value common stock. The common stock is valued for purposes of this agreement at $.35/share. 3SiH will also place $50,000 in escrow to use in registering these SAN shares under certain future conditions.

         The issuance of the 6,460,137 shares to SAN gives SAN a 15.53% ownership interest in 3SiH. Under the terms of the agreement, SAN may designate an independent third party director to be nominated and elected to the 3SiH Board of Directors.

         3SiH is paying a minimum of $53,510.53 per month to another vendor until a total of $535,105.26 has been paid from December 1, 1999 to September 1, 2000. Upon payment in full of the liability to this other vendor, the stock redemption provisions of the SAN settlement agreement will take effect.

         Under the stock redemption provisions of the SAN agreement, all future contingent payments from 3SiH's May 1, 1999 sale of it systems integration business will be used to redeem SAN's shares. In addition, 50% of all net income (excluding the aforementioned contingent payments) and 50% of any capital contributions or loans to 3SiH will be used to redeem SAN's shares.

         Redemptions made within six months of the date SAN receives its shares will be redeemed at $.35 per share. Subsequent redemptions will be made at $.52/share or the then current market price whichever is higher. At the point SAN has received $2,211,048, 3SiH will no longer be obligated to redeem SAN shares.

 Item 5. OTHER EVENTS

         On March 15, 2000 3SiH's subsidiary KEWi entered into a $700,000 one-year contract with Qwest Cyber.Solutions ("QC.S") and BVP Media, Inc. to manage the day-to-day development, training and data conversion for the QC.S website.

Item 7.  Financial Statements and Exhibits

Exhibit No.    Description
-----------    -----------
99.1         Storage Area Network, Inc. settlement agreement
99.2         Press release dated March 23, 2000








                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        3Si Holdings, Inc.
                                        (Registrant)


Date:   March 23, 2000                  By: /s/ Frank W. Backes
                                        -----------------------
                                        Frank W. Backes
                                        Chief Executive Officer